Exhibit 19

Franklin Financial Services Corporation

Insider Trading Policy

THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

General Rule

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public.  U.S. securities laws give Franklin Financial Services Corporation (the “Company”), its officers, directors and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees and directors should pay particularly close attention to the laws against trading on “inside” information.  These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company.  For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling company stock until the information has been disclosed to the public.  This is because the employee or director knows information that will probably cause the stock price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the stock price will change) that the rest of the investing public does not have.  In fact, it is more than unfair.  It is considered to be fraudulent and illegal.  Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows:  It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material non-public information.  Information is material if it could affect a person’s decision whether to buy, sell or hold the securities.  It is non-public information if it has not been publicly disclosed.  Furthermore, it is illegal for any person in possession of material non-public information to provide other people with such information or to recommend that they buy or sell the securities.  This is called “tipping”.  In that case, they may both be held liable.  While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity.
•	Company projections and strategic plans.
•	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•	New major contracts, collaborations, orders, suppliers, customers, or finance sources, or the loss thereof.
•	Significant changes or developments in products or product lines.
•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•	Significant changes in senior management. Significant labor disputes or negotiations.
•	Actual or threatened major litigation, or the resolution of such litigation.

The rule applies to any and all transactions in the Company’s securities, including its common stock and options and warrants to purchase common stock (other than the exercise of employee stock options or warrants), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading.  A breach of the insider trading laws could expose the insider to criminal fines of up to $5 million and imprisonment for up to twenty years, in addition to civil penalties (up to three times the profits earned or losses avoided), and injunctive actions.  In addition, punitive damages may be imposed under applicable state laws.  Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States.  Controlling persons include directors, officers, and supervisors.  These persons may be subject to fines up to the greater of $1,000,000 or three times the profit or loss avoided by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it.  It is an asset of the Company.  For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests.  More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company.

Violations of this policy could result in termination of employment or in a request to resign from the Board of Directors. All violations are judged on a case-by-case basis. Additional penalties may be imposed under Federal and/or State law.

To Whom the Policy Applies

The prohibition against trading on material non-public information applies to directors, officers and all other employees, and to other people who gain access to that information.  Because of their access to material non-public information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group,” comprised of the “Section 16 Individuals” and “Other Window Group Members,” as such terms are defined below) to additional restrictions on trading in the Company securities.  The restrictions for the Window Group are discussed under “Guidelines – Restrictions on the Window Group,” below.  In addition, directors and certain employees with material non-public information may be subject to ad hoc restrictions on trading from time to time.

The Company has designated the persons listed on Exhibit A attached hereto (“Section 16 Individuals”) as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act of 1934 (the “Exchange Act”).  Section 16 Individuals must obtain prior approval of all trades in Company securities from the Corporate Secretary or Assistant Corporate Secretary in accordance with the pre-clearance procedures set forth in F. below.  The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

The Company also has designated the persons listed on Exhibit B attached hereto (“Other Window Group Members”) who, because of their position with the Company and/or their access to material nonpublic information (such as secretaries or administrative assistants to Executive Officers and Directors), will be deemed to be members of the Window Group and must obtain approval of all trades in Company securities from the Corporate Secretary or Assistant Corporate Secretary in accordance with the procedures set forth under “Pre-Clearance.” below.  Other Window Group Members, however, are not subject to the reporting obligations or trading restrictions of Section 16.  The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Other Window Group Members.

The Company may designate other persons to be Other Window Group Members from time to time.  Such persons will be notified of Window Group status by the Corporate Secretary or Assistant Corporate Security and, during the period of such status, must obtain approval of all trades in Company securities from the Corporate Secretary or Assistant Corporate Secretary in accordance with the procedures set forth herein.  Such Other Window Group Members, however, are not subject to the reporting obligations or trading restrictions of Section 16.

Other Companies’ Stocks

The same rules apply to other companies’ stocks. Employees and directors who learn material non-public information about suppliers, customers, or competitors through their work at the Company should keep it confidential and not buy or sell stock in such companies until the information becomes public.  Employees and directors should not give tips about such stocks.

Margin Accounts

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Because such a sale may occur at a time when an employee or a director had material non-public information or is otherwise not permitted to trade in Company securities, the Company prohibits employees and directors from purchasing Company securities on margin or holding Company securities in a margin account.

Guidelines

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

Nondisclosure:  Material non-public information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.  No one may “tip” or disclose material non-public information concerning the Company to any outside person (including, but not limited to family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by the Corporate Secretary or Assistant Corporate Secretary and/or the Board of Directors.  In any instance in which material non-public information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement.  All inquiries from outsiders regarding material non-public information about the Company must be forwarded to the Corporate Secretary or Assistant Corporate Secretary.

No one may give trading advice of any kind about the Company to anyone while possessing material non-public information about the Company, except to advise others not to trade if doing so might violate the law or this policy.  The Company strongly discourages all directors and executive officers from giving trading advice concerning the Company to third parties even when the director or executive officer does not possess material non-public information about the Company.

Trading in the Company’s Securities:  No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities, when he or she has knowledge of material non-public information concerning the Company.  Employees or directors who possess material non-public information should wait until the start of the third business day after the information has been publicly released before trading.

The exercise of stock options and warrants where no Company securities are sold in the market to fund the exercise (where the purchase price is tendered in cash at the time of exercise) is not subject to the restrictions set forth in this policy.  Exercises of stock options or warrants where all or a portion of the acquired stock is sold, including broker-assisted cashless exercises, however, are subject to the restrictions set forth in this policy.  Similarly, stock that was acquired upon exercise of a stock option or warrant will be treated like any other stock, and may not be sold by an employee or director who is in possession of material non-public information.

The regular reinvestment of cash dividends in the dividend reinvestment plan is not subject to the restrictions set forth in this policy, but new cash investments pursuant to a voluntary cash purchase option under the plan are.

Avoid Speculation:  Investing in the Company’s Common Stock provides an opportunity to share in the future growth of the Company.  But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market.  Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders.  Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company stock.  Speculating in Company stock is not part of the Company culture.

Trading in Other Securities:  No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee or director learns confidential or material non-public information about the other corporation that is likely to affect the value of those securities.  For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.

Restrictions on the Window Group: The Window Group is subject to the following restrictions on trading in Company securities:

•	All trades are subject to prior review and clearance for all trades should be obtained from the Company’s Corporate Secretary or Assistant Corporate Secretary;
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Trading is generally permitted from the start of the third business day following an earnings release with respect to the preceding fiscal period until the close of trading on the twenty-second day of the third month of the current fiscal quarter (the “Window”), subject to the restrictions below;

•	No trading in Company securities even during applicable trading Windows while in the possession of material non-public information;

•

No trading in Company securities outside of the applicable trading Windows or during any special blackout periods of which the Company’s Corporate Secretary or Assistant Corporate Secretary may give notice.  No one may disclose to any outside third party that a special blackout period has been imposed.

Pre-Clearance

Due to the level of scrutiny and regulation applied to trades in the Company’s securities made by members of the Window Group, such persons’ trades are subject to prior review by the Company’s Corporate Secretary or Assistant Corporate Secretary.  All members of the Window Group must pre-clear all trades of Company securities with the Company’s Corporate Secretary or Assistant Corporate Secretary, including, without limitation, voluntary cash purchases under the dividend reinvestment plan and cashless exercises under a stock option plan.  (Purchases of Company stock through the reinvestment of dividends pursuant to the dividend reinvestment plan or the exercise of stock options where the purchase price is tendered in cash at the time of exercise are not subject to the pre-clearance procedures.)  In order to obtain pre-clearance, a member of the Window Group must submit to the Company’s Corporate Secretary or Assistant Secretary at least one business day in advance of the proposed transaction a Pre-Clearance Checklist in the form of Exhibit C attached hereto that (i) he or she is not in possession of material non-public information concerning the Company; and (ii) the proposed trade(s) does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act.

If a proposed transaction receives pre-clearance, the pre-cleared transaction must be effected within five business days of receipt of pre-clearance unless an exception is granted or the person becomes aware of material non-public information before the transaction is executed in which case the pre-clearance is void and the transaction must not be completed.  Transactions not effected within the five business days’ time limit would be subject to pre-clearance again.  If a person requests pre-clearance and permission to engage in the transaction is denied, then he or she should not execute the transaction and should not inform any other person of the restriction.

The existence of the pre-clearance procedure does not in any way obligate the Corporate Secretary or Assistant Secretary to approve any transaction.

SECTION 16 COMPLIANCE

General

The Company is required to register its securities under Section 12(g) of the Exchange Act.  As a result, the directors and executive officers of the Company are subject to certain filing requirements and restrictions under the federal securities laws whenever they purchase, sell or otherwise engage in transactions involving stock of the Company.  Most notably, directors and executive officers are subject to the reporting requirements of Section 16 of the Exchange Act.

Section 16 Trading Rules

Section 16 of the Exchange Act was designed to provide public information about securities transactions by corporate insiders and to deter speculative short-term trading in corporate securities by insiders.  More specifically, Section 16(a) generally requires officers, directors and persons who hold more than ten percent of the Company’s securities to file certain reports disclosing ownership of and transactions in the Company’s securities with the SEC.  Section 16(b) imposes absolute liability upon officers, directors and ten percent shareholders for short-swing profits obtained in trading the Company’s securities.

Insider Reporting Requirements under Section 16(a).

General Rule:  A person who becomes an executive officer, director or ten percent shareholder of the Company must file an initial report of beneficial ownership of the Company’s securities on Form 3.  Subsequent changes in beneficial ownership must be reported on Form 4 within two business days after the date of the transaction, with certain limited exceptions.  All changes in beneficial ownership (subject to certain limited exceptions) are required to be reported, including any purchase, sale, inheritance or gift of Company stock, as well as the receipt of a stock option or a debenture convertible into common stock, and the exercise or conversion thereof.  The reporting of certain transactions (such as transactions involving nominal amounts), however, may be deferred until the end of the year when they are to be reported on Form 5.  Within forty-five days after the end of the fiscal year, an executive officer, director or ten percent shareholder must file a Form 5 to report any transactions not previously reported on Form 4 during the year, either because of deferred reporting in accordance with the rules or a failure to file a required report.

The SEC rules assume that all Section 16 Individuals will need to file Form 5 at the end of the fiscal year.  The Company must disclose the failure of any Section 16 Individual to file Form 5 (or Form 4) in its proxy statement and annual report on Form 10-K, unless the Section 16 Individual has given to the Company a written representation that no Form 5 is required.  The Company distributes a representation form in January of each year to the Section 16 Individuals so that they can confirm that all transactions in the Company’s stock during the preceding year have previously been reported to the SEC.

Beneficial Ownership:  The reporting requirements of Section 16(a) are imposed upon persons who beneficially own securities of the Company.  There are two concepts of beneficial ownership under Section 16.  The first is used in determining whether a person holds ten percent or more of the Company’s stock, and focuses on the person’s voting or investment power.  Once a person is subject to the reporting requirements of Section 16(a), whether as an executive officer, director or ten percent shareholder, a second concept of beneficial ownership is used to determine which securities and what transactions must be reported.

The second concept is based upon the person’s pecuniary interest, that is, the ability to profit from purchases or sales of the securities.  As a general rule, a person is deemed to be the beneficial owner of securities which he or she owns (in his or her own name or jointly with any other person, including stock held in street name, in a custodial or agency account, or by a nominee) or which are owned by his or her spouse, or children or immediate family member who lives in the same home.  A person may also be considered the beneficial owner of securities held by any partnership, corporation, trust or other entity in which the person has a significant interest or with respect to which he or she exercises control.

Short-Swing Profit Liability under Section 16(b).

General Rule:  Under Section 16(b) of the Exchange Act, Section 16 Individuals are subject to strict liability for any “profit” derived during any six-month period from any purchase and sale or sale and purchase of Company stock beneficially owned by them.  The purpose of Section 16(b) is to prevent the misuse of material non-public information, but the penalties are imposed arbitrarily, regardless of whether the person used or even possessed material non-public information.  The Section 16 Individual can be compelled to return to the Company any profit received as a result of such transactions.  In the event the Company fails to pursue recovery of any such profit, the rule is rigorously enforced by a number of “bounty hunter” plaintiffs’ lawyers who systematically review Forms 4 and 5 filed with the SEC in a search for violations.

Profit:  “Profit” is determined by examining all transactions by a Section 16 Individual occurring within any six-month period and matching the highest sale price with the lowest purchase price until all purchases and sales are accounted for.  It makes no difference whether the sale follows or precedes the purchase, whether inside information was in fact abused, or how long the securities sold have been held.  Because of the arbitrary nature of the rule, it is possible for a Section 16 Individual to be liable, even though in reality he or she sustains a net economic loss during the six-month period involved.  Therefore, as a practical matter, a Section 16 Individual should allow six months to elapse between any purchase and subsequent sale or between any sale and subsequent purchase, unless all trades occur at the same price.

Stock Options:  Under Section 16, stock options and convertible securities are defined as “derivative securities.”  The SEC takes the position that derivative securities are functionally equivalent to the underlying securities to which they relate.  Therefore, transactions in derivative securities are reportable and can be matched with other transactions for the purposes of short-swing profit liability under Section 16(b).

The acquisition of a stock option or other derivative security is considered to be a purchase which can be matched with a sale of stock occurring within the preceding or subsequent six months.  The exercise of a stock option, or conversion of a derivative security, is simply a change in the form of beneficial ownership and thus exempt from liability under Section 16(b).   Even though exempt under Section 16(b), these transactions must still be reported as required by Section 16(a).

Exemptions:  Some transactions are exempt from the short-swing profits recapture rule.  The purchase of stock pursuant to a dividend reinvestment plan, for example, is disregarded for purposes of the rule, although purchases made with additional voluntary cash contributions under the plan are not exempt.  Similarly, an increase or decrease in the amount of stock held by an executive officer, director or ten percent shareholder as a result of a stock split or stock dividend is exempt from Section 16(b).  As a general rule, a bona fide gift is not a sale for purposes of the short-swing profits recapture rule.  However, a gift which is followed by a sale by the recipient within six months may give rise to liability if the recipient is a person whose ownership would be attributed to the donor under the beneficial ownership rules.

Tax Conditioned Plan Exemptions:  Transactions in issuer securities through a “Tax Conditioned Plan” (other than discretionary transactions) are exempt from Section 16(a) reporting and Section 16(b) liability to the extent that they are not “discretionary”.  A Tax Conditioned Plan means a Qualified Plan, an Excess Benefit Plan or a Stock Purchase Plan, including 401(k) thrift plans and Employee Stock Purchase Plans that meet the requirements of Section 423 and Section 410 of the Internal Revenue Code.  A transaction is considered to be “discretionary” if the participant in the plan (i) makes a volitional intra-plan transfer involving an issuer equity securities fund or (ii) obtains a cash withdrawal funded by a volitional disposition of an issuer equity security.

Section 16 Reporting Procedures

The Company will assist Section 16 Individuals with the preparation of the forms necessary to satisfy the reporting obligations of Section 16.  However, in order to permit sufficient time for the Company to do so, Section 16 Individuals must follow the pre-clearance procedure discussed above.  Failure to pre-clear transactions may result in the Company’s inability to prepare and facilitate timely filing of a Section 16 Individual’s Section 16 reports.  In the majority of cases, Section 16 requires reports of trades made by Section 16 Individuals within two business days of the date of the trade.  In order to facilitate the timely filing of Section 16 reports, Section 16 Individuals will be required to execute a power of attorney in the form of Exhibit D, attached hereto.

Although the Company assists Section 16 Individuals with their Section 16 reporting obligations, it is the Section 16 Individuals’ sole responsibility to comply with his or her Section 16 obligations and to make timely filings as required by Section 16.  The Company is required to disclose in its annual proxy statement the name of all Section 16 persons who failed to timely file a required Section 16 report during the prior year.

RULE 144 COMPLIANCE

General

It is unlawful under Section 5 of the Securities Act of 1933 (the “Securities Act”) for any person to sell a security without registration unless the security or the transaction is exempt.  Generally, the Company’s securities will not be exempt.  In addition, although Section 4(a)(1) of the Securities Act provides an exemption for transactions by any person other than an issuer, underwriter or dealer, the SEC and the courts interpret the term “underwriter” broadly to include persons who purchase securities from an issuer with a view to, or offers or sells for an issuer in connection with the distribution of any security, or participates in any such undertaking.

The SEC has adopted Rule 144 to provide a safe harbor from being deemed to be an underwriter for persons, particularly Section 16 individuals, who sell securities in accordance with the conditions of Rule 144.  Accordingly, it is the policy of the Company that all sales of Company securities by Section 16 Individuals should comply with the conditions of Rule 144, unless such persons are able to furnish a written opinion of recognized securities law counsel acceptable to the Company that the transaction otherwise is exempt from registration under the Securities Act.

Conditions of Rule 144

The following conditions must be satisfied in order for the Rule 144 safe harbor to be available:

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Adequate current public information must be available with respect to the Company.  The Company typically satisfies this requirement by its timely filing of its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and its annual proxy statement.

•

The amount of securities a Section 16 Individual may sell in any transaction, together with all sales within the preceding three (3) month period, is limited to the greater of one percent of the Company’s outstanding shares or the average weekly trading volume of the Company’s share during the four (4) preceding weeks.

•

The shares must be sold in “brokers transactions” or in transactions with a “market maker.”  A “broker’s transaction” is defined to mean a transaction effected by or through a broker who does no more than execute the order without soliciting customer orders to buy the shares.  A “market maker” is defined as a dealer who holds himself out as being willing to buy and sell the

Company’s shares for his own account on a regular or continuous basis. The Company’s Corporate Secretary and Assistant Corporate Secretary maintain a list of the Company’s market makers.
•

If the amount of securities a Section 16 Individual would sell during any period of three months would exceed 5,000 shares or $50,000, Form 144 must be filed with the SEC concurrently with the placement of sale order with the broker or the execution of the transaction directly with a market maker.

Rule 144 Reporting Procedures

Typically, brokers or market makers will assist Section 16 Individuals with the preparation and filing of Form 144.  Nevertheless, the Company will be prepared to assist Section 16 Individuals with the preparation and filing of Rule 144.  However, in order to permit sufficient time for the Company to do so, Section 16 Individuals must follow the pre-clearance procedure discussed above.  Failure to pre-clear transactions may result in the Company’s inability to facilitate the preparation and timely filing of Form 144.

Although the Company assists Section 16 Individuals with their Rule 144 filing obligation, it is the Section 16 Individual’s sole responsibility to comply and to make timely filings.

ROLE OF CORPORATE SECRETARY

The role and authority of the Corporate Secretary and Assistant Corporate Secretary pursuant to this Policy shall be strictly administrative and ministerial and, to the extent any responsibility of the Corporate Security and Assistant Corporate Secretary pursuant to this Policy is discretionary, the Corporate Secretary and Assistant Corporate Secretary shall discharge such responsibility in accordance with the directions of the Chief Executive Officer or the Board of Directions.

EXHIBIT A

SECTION 16 INDIVIDUALS

Executive Officers

Timothy G. HenryScott D. Ehrig

Craig W. BestLouis J. Giustini

Mark R. HollarLorie M. Heckman

Charles B. Carroll, Jr.David M. Long

Steven D. ButzMatthew D. Weaver

Karen K. Carmack

Directors

Martin R. BrownAllan E. Jennings, Jr.

Kevin W. CraigStanley J. Kerlin

Gregory A. DuffeyDonald H. Mowery

G. Warren ElliottKimberly M. Rzomp

Daniel J. Fisher Gregory I. Snook

EXHIBIT B

OTHER WINDOW GROUP MEMBERS

Zoe R. Clayton, Assistant Corporate Secretary

Amanda M. Ducey, Corporate Secretary

Megan Edwards, Risk Management Specialist

Eric M. Follin, Asst-Liability and Investment Officer

Amy B. Herrold, Controller

Warren M. Hurt, Chief Investment Officer

Anthony Klatko, Investment Portfolio Manager

Becky A. Mull, Investment Portfolio Analyst

EXHIBIT C

FRANKLIN FINANCIAL SERVICES CORPORATION

SECTION 16 INSIDER TRADING PRE-CLEARANCE CHECKLIST

Insider Name: ____________________________    Date of Notification: _________________

Transaction Details:  Buy / Sell / Transfer Number of Shares: __________________

Anticipated Transaction Date: ____________________

Please review each “Restriction/Consideration” before signing below to indicate compliance.  If you have any questions, please refer to the Insider Trading Policy or contact the Corporate Secretary/Assistant Corporate Secretary for clarification.

Restriction/Consideration	Summary
• Trading Restrictions	The named insider is not in possession of material non-public information concerning the Company. The proposed trade will not occur during a regular or special black-out period.
• Timing	The proposed transaction will be completed within 5 business days of pre-clearance.
• Prohibited Transactions	The proposed transaction does not relate to holding FFSC stock in a margin account as collateral.
• Section 16(b) Liability

The named insider did not engage in any non-exempt “opposite way” transactions within the past 6 months and does not intend any non-exempt “opposite way” transactions within the next 6 months.

The named insider will immediately provide information to the Corporate Secretary or Assistant Corporate Secretary about the completed transaction to allow for timely filing of any necessary Section 16 report.

• Rule 144 Compliance

The proposed transaction will not exceed the Rule 144 volume limitations and will be conducted through an unsolicited broker transaction or directly to a market-maker.

The named insider will file a Form 144 with the SEC in a timely manner IF the transaction is large enough to warrant it.

EXHIBIT D

POWER OF ATTORNEY

Know by all these presents, that the undersigned director (or officer) of Franklin Financial Services Corporation (the “Company”) hereby constitutes and appoints each of AMANDA M. DUCEY – Corporate Secretary, and ZOE R. CLAYTON - Assistant Corporate Secretary, signing singly, the undersigned’s true and lawful attorney-in-fact to:

(1)prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;

(2)execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or Director of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and other forms or reports the undersigned may be required to file in connection with the undersigned’s ownership, acquisition, or disposition of securities of the Company;

(3)do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, or other form or report, and timely file such form or report with the SEC and any stock exchange or similar authority; and

(4)take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do it personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.  The undersigned further acknowledges that it is the undersigned’s express intent that the Power of

Attorney shall not create a fiduciary relationship between the attorney-in-fact and the undersigned.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoking by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this _______ day of ____________, 20__.

___________________________________

            Signature

___________________________________

                    Printed Name

ACKNOWLEDGEMENT OF AGENT

I, Corporate Secretary or Assistant Corporate Secretary, have read the attached Power of Attorney signed by «FirstName» «LastName» (the “principal”) and dated ___________, 20__, and am the person identified as the agent for the principal.  I hereby acknowledge that in the absence of a specific provision to the contrary in the Power of Attorney or in 20 Pa. C. S. when I act as agent:

•	I shall exercise the powers for the benefit of the principal;
•	I shall keep the assets of the principal separate from my assets;
•	I shall exercise reasonable caution and prudence; and
•	I shall keep a full and accurate record for all actions, receipts, and disbursements on behalf of the principal.

Date:  ________________________ ____________________________________

EXHIBIT F

Insider Trading Policy Acknowledgement

The undersigned hereby acknowledges receipt of the Franklin Financial Services Corporation Insider Trading Policy and agrees to be bound by this policy

___________________________________________________

DateSignature

_________________________

Printed Name